EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2015 with respect to the consolidated financial statements, financial statement schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended June 30, 2015 of Alpha and Omega Semiconductor Limited, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Jose, California
November 13, 2015